Exhibit 23.2

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Amendment No.1 to Form S-4 [Registration No. 333-277161] of our report dated April 1, 2024, relating to the consolidated financial statements of Versus Systems Inc. (the “Company”) as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference of our Firm under the caption “Experts” in the Prospectus.

/s/ Ramirez Jimenez International CPAs

Irvine, California

November 8, 2024